SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 17, 2013

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-31387	NORTHERN STATES POWER COMPANY	41-1967505
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

In December 2012, Northern States Power Company (NSP-Minnesota), a Minnesota corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed a request with the North Dakota Public Service Commission (NDPSC) to increase annual retail electric rates approximately $16.9 million, or 9.25 percent.  The rate filing is based on a 2013 forecast test year, a requested return on equity (ROE) of 10.6 percent, an electric rate base of approximately $377.6 million and an equity ratio of 52.56 percent.  In January 2013, the NDPSC approved an interim electric increase of $14.7 million, effective Feb. 16, 2013, subject to refund.  In June 2013, NSP-Minnesota revised its rate increase to $16.0 million, reflecting updated information.  There were no intervenors in this proceeding.

On July 17, 2013, NDPSC Advocacy Staff filed direct testimony prepared by their rate case consultants.  Staff’s testimony recommended a 9.0 percent ROE and other revenue requirement adjustments, which resulted in an overall rate reduction of approximately $2.1 million. Primary revenue requirement adjustments include:

Revenue requirement
adjustments as filed
(Millions of Dollars)	by the Staff
NSP-Minnesota Revised Request	$16.0
Use of a 1-month coincident peak demand allocator for certain rate base and operation expenses	(20.0)
ROE	(5.2)
Incentive compensation	(0.8)
Adjustment for various operating and maintenance expenses	(0.7)
Calculation of federal income taxes	6.3
Modified cost of capital and increased capital structure to 53.42 percent	1.4
Other, net	0.9
Recommended rate decrease	$(2.1)

Additionally, NDPSC Staff recommends customers in NSP-Minnesota’s North Dakota jurisdiction be excluded from paying for costs of certain purchased power agreements.

Next steps in the procedural schedule are expected to be as follows:

Rebuttal Testimony – Aug. 12, 2013
Technical Hearings – Aug. 27-28, 2013
Initial Briefs – Sept. 20, 2013
Reply Briefs/Proposed Findings – October 2013

A final NDPSC decision on the case is expected in the fourth quarter of 2013.

Except for the historical statements contained in this 8-K, the matters discussed herein, including our 2013 earnings per share guidance and assumptions and the expected impact of rate cases, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially.  Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy Inc. and NSP-Minnesota have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy Inc. and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions by regulatory bodies impacting our nuclear operations, including those affecting costs, operations or the approval of requests pending before the NRC; financial or regulatory accounting policies imposed by regulatory bodies; availability of cost of capital; employee work force factors; and the other risk factors listed from time to time by Xcel Energy Inc. and NSP-Minnesota in reports filed with the Securities and Exchange Commission, including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy Inc.’s and NSP-Minnesota’s Annual Reports on Form 10-K for the year ended Dec. 31, 2012 and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 19, 2013	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Minnesota corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Senior Vice President and Chief Financial Officer